Exhibit 99.1

PRESS RELEASE

For more information contact: Gerald Shencavitz EVP and Chief Financial Officer (207) 288-3314	FOR IMMEDIATE RELEASE

Bar Harbor Bankshares Reports Third Quarter Earnings

BAR HARBOR, Maine (October 30, 2014) – Bar Harbor Bankshares (NYSE MKT: BHB) (the “Company”) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.9 million for the third quarter of 2014, representing an increase of $334 thousand, or 9.5%, compared with the third quarter of 2013. The Company also reported diluted earnings per share of $0.65 for the quarter compared with $0.59 for the third quarter of 2013, representing an increase of $0.06, or 10.2%. The Company’s annualized return on average shareholders’ equity amounted to 10.98% for the quarter, compared with 11.73% in the third quarter of 2013. The Company’s third quarter return on average assets amounted to 1.06%, up from 1.02% in the third quarter of 2013.

For the nine months ended September 30, 2014, the Company reported record net income of $11.5 million, representing an increase of $1.6 million, or 16.1%, compared with the same period in 2013. The Company also reported record diluted earnings per share of $1.93, representing an increase of $0.26, or 15.6%, compared with the same period in 2013. The Company’s annualized return on average shareholders’ equity amounted to 11.50% for the nine months ended September 30, 2014, up from 10.57% for the same period in 2013. The Company’s annualized return on average assets amounted to 1.09%, up from 0.99% for the nine months ended September 30, 2013.

In making the announcement, the Company’s President and Chief Executive Officer, Curtis C. Simard, commented, “As we enter the final quarter of 2014, we are pleased with the Company’s solid performance and earnings fundamentals, culminating with another earnings record and our recently announced fourteenth consecutive quarterly cash dividend increase. Our third quarter results featured a 14.1% increase in net interest income, which was driven by a twenty-six basis point improvement in our net interest margin compared with the same quarter last year. With a third quarter efficiency ratio of 52.2%, we are demonstrating a symbiotic focus on core earnings improvement and careful expense management. We are also pleased to report relatively stable credit quality, highlighted by a $2.5 million, or 28.6%, decline in non-performing loans from year-end 2013.”

In concluding, Mr. Simard added, “As we are fully entrenched in planning for 2015, we expect continued aggressive competition for loans and core deposits. Nonetheless, defending the net interest margin while thoughtfully growing our loan portfolio without sacrificing credit quality will be priorities for us. We believe we are prepared for these challenges and will be persistent in seeking out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects and shareholders alike.”

Balance Sheet Highlights

Assets: Led by growth in the loan and securities portfolios, total assets ended the third quarter at $1.44 billion, representing an increase of $65.2 million, or 4.7%, compared with December 31, 2013.

Loans: Total loans ended the quarter at $897.9 million, representing an increase of $45.1 million, or 5.3%, compared with December 31, 2013. Consumer loans, which principally consist of residential real estate mortgages, ended the quarter at $423.4 million, up $42.2 million or 11.1% compared with year-end 2013. This increase was largely attributed to purchased residential mortgage loans, as loans originated and closed by the Bank were largely offset by principal pay-downs from the existing residential real estate portfolio.

At quarter-end, the Bank’s commercial loan portfolio stood at $457.9 million, representing an increase of $2.3 million, or 0.5%, compared with year-end 2013. New commercial loan originations during the first nine months of 2014 were largely offset with certain, sizeable loan payoffs as well as scheduled principal amortization from the portfolio.

Credit Quality: The overall credit quality of the Bank’s loan portfolio remained relatively stable during the first nine months of 2014, highlighted by a meaningful decline in non-performing loans from year-end 2013. Total non-performing loans ended the third quarter at $6.3 million, compared with $8.8 million at December 31, 2013, representing a decline of $2.5 million, or 28.6%.  Total non-performing loans expressed as a percentage of total loans ended the quarter at 0.70%, down from 1.04% at year-end 2013. Similarly, the allowance for loan losses expressed as a ratio to non-performing loans ended the quarter at 136.7%, up from 95.9% at December 31, 2013.

Total net loan charge-offs amounted to $1.2 million during the first nine months of 2014, or annualized net charge-offs to average loans outstanding of 0.19%, up from $645 thousand and 0.10%, respectively, compared with the same period in 2013. For the three and nine months ended September 30, 2014, the Bank recorded provisions for loan losses of $491 thousand and $1.4 million, representing increases of $321 thousand and $448 thousand, compared with the same periods in 2013. The increases in the provision for loan losses largely reflected elevated levels of loan loss experience.

At September 30, 2014, the Bank’s allowance for loan losses stood at $8.6 million, representing an increase of $160 thousand, or 1.9%, compared with year-end 2013.

Securities: Total securities ended the third quarter at $466.9 million, representing an increase of $16.8 million or 3.7%, compared with December 31, 2013. Securities purchased during the first nine months of 2014 were comprised of mortgage-backed securities issued and guaranteed by U.S. Government agencies and sponsored-enterprises and, to a lesser extent, municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter through late spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year-to-year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the third quarter at $887.1 million, representing an increase of $51.5 million, or 6.2%, compared with December 31, 2013. The Bank’s transaction accounts were up $55.8 million, or 12.7% compared with year end 2013. This increase was partially offset by a $4.3 million, or 1.1%, decline in brokered time deposits.

Capital: At September 30, 2014, the Company and the Bank continued to exceed applicable regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2014, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 9.16%, 15.63% and 17.26%, respectively.

Three-for-Two Stock Split: As previously announced, the Company’s Board of Directors declared a three-for-two split of its common stock, payable as a large stock dividend, which was paid on May 19, 2014 to all stockholders of record at the close of business on May 5, 2014. Prior to the three-for-two stock split as a large stock dividend, the Company had approximately 3,944,290 shares of common stock outstanding. After the stock split, the number of shares of Company common stock outstanding increased to approximately 5,916,435.  All previously reported share and per share data included in public filings subsequent to the payment date have been restated to reflect the retroactive effect of this three-for-two stock split.

Shareholder Dividends: The Company paid a regular cash dividend of 23.0 cents per share of common stock in the third quarter of 2014, representing a post-stock split adjusted increase of 2.0 cents, or 9.5%, compared with the third quarter of 2013.

The Company's Board of Directors recently declared a regular cash dividend of 23.5 cents per share of common stock for the fourth quarter of 2014, representing a post-stock adjusted increase of 2.2 cents, or 10.2%, compared with the fourth quarter of 2013. This represented the fourteenth consecutive quarter where the Company increased its quarterly cash dividend to shareholders. Based on the September 30, 2014 price of the Company’s common stock of $28.93 per share, the dividend yield amounted to 3.25%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2014, net interest income on a tax-equivalent basis totaled $11.9 million, up $508 thousand or 4.5% on a linked-quarter basis and representing an increase of $1.4 million, or 13.5%, compared with the third quarter of 2013. The increase in net interest income was principally attributed to a twenty-six basis point improvement in the net interest margin to 3.38%, combined with average earning asset growth of $61.0 million or 4.6%. The increase in the net interest margin was principally attributed to an eighteen basis point decline in the weighted average cost of interest bearing liabilities, while the weighted average earning asset yields increased eleven basis points.

For the nine months ended September 30, 2014, net interest income on a tax-equivalent basis totaled $34.2 million, representing an increase of $4.2 million, or 14.0%, compared with the same period in 2013. The increase was principally attributed to average earning asset growth of $83.4 million, or 6.5%, combined with a twenty-two basis point improvement in the net interest margin to 3.35%. The increase in the net interest margin was principally attributed to a twenty-three basis point decline in the weighted average cost of interest bearing liabilities, while the weighted average earning asset yields increased one basis point. While the weighted average loan yield declined sixteen basis points, this decline was more than offset by a thirty-three basis point increase in securities yields, as higher long-term interest rates and slowing mortgage refinance activity over this past year caused the amortization of mortgage-backed security purchase premiums to slow.

Non-interest Income: For the three months ended September 30, 2014, total non-interest income amounted to $1.8 million, representing a decline of $109 thousand, or 5.7%, compared with the third quarter of 2013. The decline in non-interest income was principally attributed to a $219 thousand decline in realized net securities gains. Specifically, in the third quarter of 2014 the Bank recorded net realized securities losses of $81 thousand compared with net realized gains of $138 in the third quarter of 2013.

For the nine months ended September 30, 2014, total non-interest income amounted to $6.2 million, representing an increase of $476 thousand, or 8.3%, compared with the same period in 2013. The increase in non-interest income was led by a $371 thousand, or 14.0%, increase in trust and other financial services fees, which include fees from retail brokerage activities. Realized security gains, net of other-than-temporary losses also contributed to this increase, and were up $195 thousand, or 41.4%, compared with the same period in 2013.

Non-interest Expense: For the three and nine months ended September 30, 2014, total non-interest expense amounted to $7.2 million and $21.4 million, representing increases of $377 thousand and $1.7 million, or 5.5% and 8.5%, compared with the same periods in 2013, respectively. The increases in non-interest expense were largely attributed to increases in salaries and employee benefits, which were up $224 thousand and $1.1 million, or 5.6% and 9.9%, compared with the same periods in 2013, respectively. The increases in salaries and employee benefits were attributed to a variety of factors including normal increases in base salaries, higher levels of employee incentive compensation, higher levels of employee health insurance, lower levels of deferred loan origination costs, as well as increases in staffing levels and strategic changes in staffing mix.

The increases in non-interest expense for the three and nine months ended September 30, 2014 were also attributed to higher levels of other operating expenses, which were up $61 thousand and $250 thousand, or 3.9% and 5.4%, respectively, compared with the same periods in 2013. These increases largely reflected higher levels of loan collection and other real estate owned expenses.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

Safe Harbor Statement: This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.  These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.  For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except per share data)

(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	09/30/2014	12/31/2013	2014	2013

Total assets	$1,439,126	$1,373,893	$1,446,379	$1,372,425
Total securities	466,934	450,170	468,645	456,247
Total loans	897,945	852,857	899,887	854,385
Allowance for loan losses	8,635	8,475	8,660	8,363
Total deposits	887,116	835,651	872,963	858,919
Total borrowings	403,622	409,445	426,727	387,478
Shareholders' equity	141,354	121,379	139,712	119,529

	Three Months Ended		Nine Months Ended
Results Of Operations	09/30/2014	09/30/2013	09/30/2014	09/30/2013

Interest and dividend income	$ 13,806	$ 12,834	$ 40,198	$ 37,673
Interest expense	2,429	2,865	7,398	8,932
Net interest income	11,377	9,969	32,800	28,741
Provision for loan losses	491	170	1,376	928
Net interest income after
provision for loan losses	10,886	9,799	31,424	27,813

Non-interest income	1,816	1,925	6,225	5,749
Non-interest expense	7,212	6,835	21,419	19,737
Income before income taxes	5,490	4,889	16,230	13,825
Income taxes	1,623	1,356	4,719	3,906

Net income	$ 3,867	$ 3,533	$ 11,511	$ 9,919

Share and Per Common Share Data

Period-end shares outstanding	5,935,573	5,906,599	5,935,573	5,906,599
Basic average shares outstanding	5,931,342	5,904,193	5,921,427	5,894,788
Diluted average shares outstanding	5,983,923	5,939,905	5,965,574	5,923,844

Basic earnings per share	$ 0.65	$ 0.60	$ 1.94	$ 1.68
Diluted earnings per share	$ 0.65	$ 0.59	$ 1.93	$ 1.67

Cash dividends	$ 0.230	$ 0.210	$ 0.670	$ 0.620
Book value	$ 23.81	$ 20.89	$ 23.81	$ 20.89
Tangible book value	$ 22.88	$ 19.94	$ 22.88	$ 19.94

Selected Financial Ratios

Return on Average Assets	1.06%	1.02%	1.09%	0.99%
Return on Average Equity	10.98%	11.73%	11.50%	10.57%
Tax-equivalent Net Interest Margin	3.38%	3.12%	3.35%	3.13%
Efficiency Ratio (1)	52.2%	55.2%	53.5%	55.6%

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2014	2013	2013
Asset Quality

Net charge-offs to average loans	0.19%	0.10%	0.12%
Allowance for loan losses to total loans	0.96%	0.99%	0.99%
Allowance for loan losses to non-performing loans	136.7%	107.8%	95.9%
Non-performing loans to total loans	0.70%	0.92%	1.04%
Non-performing assets to total assets	0.56%	0.70%	0.76%

Capital Ratios

Tier 1 leverage capital	9.16%	8.91%	9.01%
Tier 1 risk-based capital	15.63%	14.80%	14.97%
Total risk-based capital	17.26%	16.44%	16.62%
Tangible equity to total assets	9.44%	8.54%	8.43%
Tangible common equity (2)	9.47%	8.57%	8.46%

All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split (dividend) during May 2014

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.